Exhibit 15.3

CONSENT OF INDEPENDENT AUDITOR

To the Supervisory Board and Shareholders of ASM International N.V.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 033-07111, 033-07109, 333-87262, 033-06184, 033-06185, 033-06186, 033-78628 and 033-93026) of our report dated April 9, 2015, relating to the consolidated financial statements of ASM Pacific Technology Limited (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the differences between Hong Kong Financial Reporting Standards and accounting principles generally accepted in the United States of America), appearing in Amendment No. 1 to the Annual Report on Form 20-F/A of ASM International N.V. for the year ended December 31, 2014.

/s/    Deloitte Touche Tohmatsu, Certified Public Accountants

Deloitte Touche Tohmatsu
Certified Public Accountants
Hong Kong

August 31, 2015